UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 17, 2016

INVESTORS REAL ESTATE TRUST

(Exact name of Registrant as specified in its charter)

North Dakota	001-35624	45-0311232
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 31st Avenue SW, Suite 60
Post Office Box 1988
Minot, ND 58702-1988

(Address of principal executive offices) (Zip code)

(701) 837-4738

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.                               Other Events

We seek to describe the material terms of our common shares of beneficial interest (“common shares”) under our Articles of Amendment and Third Restated Declaration of Trust (“Declaration of Trust”) and Fourth Restated Trustee’s Regulations (Bylaws) (“Bylaws”). The following description updates the description of our common shares set forth in our Registration Statement on Form 10, filed with the Securities and Exchange Commission (“SEC”) on July 29, 1986, as amended by the Amended Registration Statement on Form 10, dated December 17, 1986, and the Second Amended Registration Statement on Form 10, dated March 12, 1987, including any other amendments and reports filed prior to the date hereof for the purpose of updating such description. The description is not complete and is qualified in its entirety by reference to the Declaration of Trust and Bylaws, as filed with the SEC.

Description of Common Shares

General. Our Declaration of Trust authorizes the issuance of an unlimited number of our common shares. As of June 15, 2016, there were 121,091,249 of our common shares outstanding and 16,285,239 of our common shares potentially issuable upon exchange, in our sole description, of previously issued limited partnership units of IRET Properties, our operating partnership (“LP Units”), on a one-for-one basis, upon holders’ exercise of certain redemption rights under the Agreement of Limited Partnership of IRET Properties, dated January 31, 1997, and as amended to date (“LP Agreement”), and there were no warrants, options or other contractual arrangements, other than the LP Units, requiring the issuance of our common shares or any other shares of beneficial interest.

Voting Rights. Subject to the provisions of our Declaration of Trust regarding the restriction on the transfer of our common shares, our common shares have non-cumulative voting rights at the rate of one vote per common share on all matters submitted to the shareholders, including the election of members of our board of trustees.

Our Declaration of Trust generally provides that whenever any action is to be taken by the holders of our common shares, including the amendment of our Declaration of Trust if such amendment is previously approved by our board of trustees, such action will be authorized by a majority of the voting power of the holders of our common shares present in person or by proxy at a meeting at which a quorum is present, except as otherwise required by law, our Declaration of Trust or our Bylaws. Our Declaration of Trust further provides the following:

(i)                   that the following actions will be authorized by the affirmative vote of the holders of our common shares holding common shares possessing a majority of the voting power of our common shares then outstanding and entitled to vote on such action:

•                  our termination;

•                  our merger with or into another entity;

•                  our consolidation with one or more other entities into a new entity;

•                  the disposition of all or substantially all of our assets; and

•                  the amendment of the Declaration of Trust, if such amendment has not been previously approved by our board of trustees.

(ii)                that a member of our board of trustees may be removed with or without cause by the holders of our common shares by the affirmative vote of not less than two-thirds of our common shares then outstanding and entitled to vote on such matter.

Our Declaration of Trust also permits our board of trustees, by a two-thirds vote and without any action by the holders of our common shares, to amend our Declaration of Trust from time to time as necessary to enable us to continue to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as may be amended.

Dividend, Distribution, Liquidation and Other Rights. Subject to the preferential rights of our 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value (“Series A preferred shares” and 7.95% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value (“Series B preferred shares”), any other preferred shares of beneficial interest that we may issue in the future and the provisions of the Declaration of Trust regarding the restriction on the transfer of our common shares, holders of our common shares are entitled to receive dividends on their common shares if, as and when authorized and declared by our board of trustees and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities. Our common shares have equal dividend, distribution, liquidation and other rights. Our common shares have no preference, conversion, exchange, sinking fund or redemption rights.

Listing. Our common shares are listed on the New York Stock Exchange under the symbol “IRET.”

Transfer Agent and Registrar. American Stock Transfer & Trust Company, LLC acts as transfer agent and registrar with respect to our common shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS REAL ESTATE TRUST

Date: June 17, 2016	By:	/s/ Timothy P. Mihalick
Timothy P. Mihalick
President & Chief Executive Officer